Exhibit 5


                                BAKER & McKENZIE
                                Attorneys at Law

                              One Prudential Plaza
                            130 East Randolph Drive
                             Chicago, Illinois 60601
                                February 27, 1997

Board of Directors
Transaction Systems  Architects,  Inc.
330 South 108th  Avenue
Omaha,  Nebraska  68154

Re:  Transaction Systems Architects, Inc. (the "Company")

Gentlemen:

     We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) options ("Options") to purchase 1,050,000 shares of the Company's Class A Common Stock, $.005 par value per share (the "Stock"), to be issued by the Company pursuant to the Company's 1997 Management Stock Option Plan (the "Plan"), and (ii) the 1,050,000 shares of Stock underlying the Options. We have reviewed the Registration Statement, the charter and by-laws of the Company, corporate proceedings of the Board of Directors relating to the issuance of the Options and underlying shares of Stock, and such other documents, corporate records and questions of laws as we have deemed necessary to the rendering of the opinions expressed below.

     Based upon the foregoing, we are of the opinion that the Options and the 1,050,000 shares of Stock underlying the Options to be issued by the Company, as described in the Plan, will be legally issued, fully paid and non-assessable when issued and paid for in the manner contemplated in the Plan.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very Truly Yours,

                                             Baker & McKenzie